EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:48 AM 01/18/2006
FILED 09:48 AM 01/18/2006
SRV 060045821 – 4096040 FILE

CERTIFICATE OF FORMATION

OF

TENNESSEE VALLEY AGRI-ENERGY, LLC

FIRST:                  The name of the limited liability company is Tennessee Valley Agri-Energy, LLC.

SECOND:             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                 NOTICE OF LIMITATION ON LIABILITIES OF A SERIES AS REFERENCED IN SECTION 18-215 OF THE DELAWARE LIMITED LIABILITY COMPANY ACT (as amended and any successor statute thereto):  The limited liability company agreement of the member or members of this limited liability company may establish or provide for the establishment of designated series of members, managers or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations, may provide that any such series may have a separate business purpose or investment objective, and may further provide that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally, or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation of Tennessee Valley Agri-Energy, LLC this 17th day of January, 2006.

/S/ MICHAEL L. WEAVER
Michael L. Weaver
4200 IDS Center
80 S. Eighth Street
Minneapolis, MN 55402-2274